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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The  undersigned   investment   company  hereby  notifies  the
Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                      GLICKENHAUS VALUE PORTFOLIOS
                           THE 1996 EQUITY COLLECTION

Address of Principal Business Office (No. & Street, City,
  State and Zip Code):

                           Glickenhaus & Co.
                           6 East 43rd Street
                           New York, New York  10017

Telephone Number (including area code):  (212) 953-7532

Name and Address of Agent for Service of Process:

                           Seth M. Glickenhaus
                           Glickenhaus & Co.
                           6 East 43rd Street
                           New York, New York  10017

Check Appropriate Box:

                           Registrant   is  filing  a   Registration   Statement
                           pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                    YES X             NO


         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of

315364.1

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registration  to be duly  signed on its behalf in the City of New York and State of New York on the 13th day of November 1995.

                          (Name of Registrant)

                                GLICKENHAUS VALUE PORTFOLIOS, THE 1996
                                EQUITY COLLECTION (AND SUBSEQUENT
                                SERIES)

                                By:      Glickenhaus & Co.
                                         (as Sponsor)

                                         By:      Brian C. Laux
                                                  (as Attorney-in-Fact of the
                                                  Sponsor)



                                                  By:  /s/Brian C. Laux
                                                       (as Attorney-in-Fact of
                                                        the Sponsor)




Attest:/s/ JAMES R. VACCACIO
                (Name)

         Special Limited Partner
                (Title)

                                       -3-
315364.1